Conformis Reports Fourth Quarter and Year End 2019 Financial Results

BILLERICA, Mass., March 2, 2020 (GLOBE NEWSWIRE) - Conformis, Inc. (NASDAQ:CFMS), announced today financial results for the fourth quarter and year ended December 31, 2019.

Q4 Summary

•	Total revenue of $19.9 million, down 10% year-over-year on a reported basis and 9% on a constant currency basis

•	Product revenue of $19.7 million, down 10% year-over-year on a reported and constant currency basis

–	U.S. product revenue of $17.2 million, down 11% year-over-year

–	Rest-of-world product revenue of $2.5 million, up 0.5% year-over-year on a reported basis and 4% on a constant currency basis

•	Royalty revenue of $0.2 million, up 9% year-over-year

•	Gross margin of 49%, flat year-over-year

2019 Summary

•	Total revenue of $77.4 million, down 14% year-over-year on a reported basis, including a royalty settlement of $10.5 million in the third quarter of 2018, and 13% on a constant currency basis

•	Product revenue of $76.6 million, down 3% year-over-year on a reported basis and 2% on a constant currency basis

–	U.S. product revenue of $67.2 million, down 1% year-over-year

–	Rest-of-world product revenue of $9.5 million, down 10% year-over-year on a reported basis and 6% on a constant currency basis

•
Royalty revenue of $0.8 million, down 93% year-over-year, as a result of a one-time royalty settlement of $10.5 million in the third quarter of 2018; excluding the settlement, royalty revenue was up 18% year-over-year.

•	Gross margin of 47%, a decrease of 700 basis points year-over-year due to the royalty settlement in the third quarter of 2018; excluding the royalty settlement, gross margin was flat year-over-year.

2020 Target Revenue Growth Percentage

•	Conformis expects product revenue growth for 2020 to be in the range of 3% - 6%

"The revenue results we are reporting today are consistent with the results reported in our January 14 preliminary announcement. We are encouraged to see a return to growth in our OUS business for the quarter, as well as a sequential improvement in our gross margin.” said Mark Augusti, President and Chief Executive Officer. “In addition, we are proud of the recent announcement regarding our Orthopaedic Data Evaluation Panel (ODEP) 5A rating. The ODEP awarded the Conformis iTotal® CR knee replacement system a '5A' rating based on our strong evidence of implant performance over five years, including low revision rates as indicated in the UK’s National Joint Registry.”

	Three Months Ended December 31,		Increase/(decrease)
($, in thousands)	2019	2018	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$17,225	$19,410	$(2,185)	(11)%	(11)%
Rest of world	2,506	2,494	12	—%	4%
Product revenue	19,731	21,904	(2,173)	(10)%	(10)%
Royalty revenue	158	145	13	9%	9%
Total revenue	$19,889	$22,049	$(2,160)	(10)%	(9)%

Fourth Quarter 2019 Financial Results

Total revenue for the three-month period ended December 31, 2019 decreased $2.2 million to $19.9 million, or 10% year-over-year on a reported basis and 9% on a constant currency basis. Total revenue in the fourth quarter of 2019 and 2018 includes royalty revenue of $0.2 million and $0.1 million, respectively, related to patent license agreements.

Product revenue decreased $2.2 million to $19.7 million, or 10% year-over-year on a reported and constant currency basis. U.S. product revenue decreased $2.2 million to $17.2 million, or 11% year-over-year, and rest-of-world product revenue was $2.5 million, flat year-over-year on a reported basis and up 4% on a constant currency basis. Product revenue from sales of iTotal PS decreased $0.5 million to $7.3 million or 6% year-over-year on a reported and constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni decreased $1.7 million to $11.8 million, or 13% year-over-year on a reported basis and 12% on a constant currency basis. Conformis Hip System sales in the fourth quarter of 2019 were $0.6 million, which were all in the United States.

Total gross profit decreased $1.2 million to $9.7 million, or 49% of revenue, in the fourth quarter of 2019, compared to $10.9 million, or 49% of revenue, in the fourth quarter of 2018. Margin was flat year-over-year.

Total operating expenses decreased $3.8 million to $15.5 million, or 20% year-over-year. This decrease in expenses was driven by reductions in personnel costs and marketing programs and as part of a plan announced at the end of 2018 to reduce cash burn in 2019. In addition, selling costs were lower due to the decrease in revenue.

Net loss was $5.4 million, or $0.08 per basic share, in the fourth quarter of 2019, compared to a net loss of $9.9 million, or $0.16 per basic share, for the same period last year. Net loss in the fourth quarter of 2019 included foreign currency exchange income of $0.9 million compared to foreign currency exchange expense of $0.6 million in the same period last year. Net loss per basic share calculations assume weighted average basic shares outstanding of 65.5 million for the fourth quarter of 2019, compared to 60.8 million for the same period last year.

	Twelve Months Ended December 31,		Increase/(decrease)
($, in thousands)	2019	2018	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$67,151	$68,062	$(911)	(1)%	(1)%
Rest of world	9,498	10,565	(1,067)	(10)%	(6)%
Product revenue	76,649	78,627	(1,978)	(3)%	(2)%
Royalty revenue	780	11,162	(10,382)	(93)%	(93)%
Total revenue	$77,429	$89,789	$(12,360)	(14)%	(13)%

Fiscal Year 2019 Financial Results

Total revenue for the twelve-month period ended December 31, 2019 decreased $12.4 million to $77.4 million, or 14% year-over-year on a reported basis and 13% on a constant currency basis. Total revenue includes royalty revenue of $0.8 million for the year ended 2019 and $11.2 million for the year ended 2018 related to patent license agreements. The decrease in royalty revenue is primarily due to the royalty settlement of $10.5 million from Smith & Nephew in the third quarter of 2018.

Product revenue decreased $2.0 million to $76.6 million, or 3% year-over-year on a reported basis and 2% on a constant currency basis. U.S. product revenue decreased $0.9 million to $67.2 million, or 1% year-over-year, and rest-of-world product revenue decreased $1.1 million to $9.5 million, or 10% year-over-year on a reported basis and 6% on a constant currency basis. Product revenue from sales of iTotal PS increased $2.7 million to $28.5 million or 10% year-over-year on a reported and 11% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni decreased $5.9 million to $46.1 million, or 11% year-over-year on a reported and constant currency basis. Conformis Hip System sales for 2019 were $2.0 million, which were all in the United States.

Total gross profit decreased $11.7 million to $36.7 million, or 47% of revenue, in 2019, compared to $48.5 million, or 54% of revenue, in 2018. This 700 basis point decrease in gross margin year-over-year was driven by the $10.5 million royalty settlement in the third quarter of 2018.

Total operating expenses decreased $25.3 million to $61.9 million, or 29% year-over-year. Of this decrease in expenses, $13.7 million was driven by reductions in personnel costs, marketing programs and patent litigation expense as part of a plan announced at the end of 2018 to reduce cash burn in 2019, and $3.0 million was driven by variable costs such as expenses related to commission and revenue share. The remaining $8.6 million reduction in expense was due to the third quarter of 2018 non-cash write-off of $1.9 million of unused manufacturing equipment and a non-cash write-off of $6.7 million related to impairment of goodwill.

Net loss was $28.5 million, or $0.44 per basic share for 2019, compared to a net loss of $43.4 million, or $0.74 per basic share, for 2018. Net loss included foreign currency exchange expense of $0.7 million in 2019, compared to foreign currency exchange expense of $1.9 million in 2018. Net loss per basic share calculations assume weighted average basic shares outstanding of 64.1 million for 2019, compared to 58.9 million for 2018.

As of December 31, 2019, cash and cash equivalents and investments totaled $26.4 million, compared to $23.6 million as of December 31, 2018.

Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis. Company management uses these non-GAAP results internally to measure operational performance.

Conference Call

As previously announced, Conformis will conduct a webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. The webcast will be live at https://edge.media-server.com/mmc/p/4n3s4un4 and at the investor relations section of the company's website at ir.conformis.com.

The online archive of the webcast will be available on the Company's website for 30 days.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture, and sell joint replacement implants that are individually sized and shaped, which we refer to as personalized, individualized, or sometimes as customized, to fit each patient's unique anatomy. Conformis offers a broad line of sterile, personalized knee and hip implants and single-use instruments delivered to hospitals. In clinical studies, Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover personalized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release about our future expectations, plans and prospects, including statements about the anticipated timing of our product launches, and our financial position and results, total revenue, product revenue, gross margin, operations and growth, as well as other statements containing the words

"anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual financial results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations; and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor Relations
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenue
Product	$19,731	$21,904	$76,649	$78,627
Royalty	158	145	780	11,162
Total revenue	19,889	22,049	77,429	89,789
Cost of revenue	10,233	11,181	40,692	41,304
Gross profit	9,656	10,868	36,737	48,485

Operating expenses
Sales and marketing	7,283	9,682	28,514	38,955
Research and development	3,055	3,458	12,457	16,869
General and administrative	5,112	6,098	20,895	24,622
Goodwill impairment	—	—	—	6,731
Total operating expenses	15,450	19,238	61,866	87,177
Loss from operations	(5,794)	(8,370)	(25,129)	(38,692)

Other income and expenses
Interest income	74	184	330	659
Interest expense	(579)	(1,067)	(2,942)	(3,356)
Foreign currency exchange transaction (loss) income	876	(630)	(692)	(1,915)
Total other (expenses) income, net	371	(1,513)	(3,304)	(4,612)
Loss before income taxes	(5,423)	(9,883)	(28,433)	(43,304)
Income tax provision	10	(13)	45	61

Net loss	$(5,433)	$(9,870)	$(28,478)	$(43,365)

Net loss per share
Basic and diluted	$(0.08)	$(0.16)	$(0.44)	$(0.74)
Weighted average common shares outstanding
Basic and diluted	65,520,222	60,848,875	64,122,455	58,886,333

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2019	December 31, 2018
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$26,394	$16,380
Investments	—	7,245
Accounts receivable, net	11,066	13,244
Royalty receivable	165	145
Inventories	12,074	9,534
Prepaid expenses and other current assets	2,815	1,408
Total current assets	52,514	47,956
Property and equipment, net	13,356	14,439
Operating lease right-of-use assets	5,853	—
Other Assets
Restricted cash	462	462
Intangible assets, net	—	109
Other long-term assets	211	17
Total assets	$72,396	$62,983

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$6,920	$3,445
Accrued expenses	7,135	7,930
Operating lease liabilities	1,469	—
Advance on research and development	2,331	—
Total current liabilities	17,855	11,375
Other long-term liabilities	1,500	616
Contract liability	12,000	—
Long-term debt, less debt issuance costs	19,623	14,792
Operating lease liabilities	5,071	—
Total liabilities	56,049	26,783
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at December 31, 2019 and December 31, 2018; no shares issued and outstanding as of December 31, 2019 and December 31, 2018	—	—
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares authorized at December 31, 2019 and December 31, 2018; 70,427,400 and 65,290,879 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	521,356	513,336
Accumulated deficit	(504,145)	(475,667)
Accumulated other comprehensive loss	(865)	(1,470)
Total stockholders' equity	16,347	36,200
Total liabilities and stockholders' equity	$72,396	$62,983